Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Contango ORE, Inc. (the “Company”) on Form S-3 of our report dated March 13, 2026, relating to the financial statements of Peak Gold, LLC as of and for the year ended December 31, 2025, appearing as an exhibit in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Houston, Texas

March 26, 2026